EXHIBIT 2.2

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

                         TRANSITIONAL SERVICES AGREEMENT

        This Transitional Services Agreement (the "Agreement") is entered into between Tekelec, a California corporation ("Tekelec"), and Catapult Communications Corporation, a Nevada corporation ("Catapult"). Tekelec and Catapult are sometimes referred to herein individually as a "party" or together as the "parties." This Agreement is entered into on July 15, 2002, in connection with the execution of and pursuant to the Asset Purchase Agreement (as defined below) and shall become effective upon the Closing Date (as defined below).

                                    RECITALS

        WHEREAS, Tekelec and Catapult are parties to the Asset Purchase Agreement pursuant to which, among other things, Catapult will, at the Closing, acquire the Acquired Assets, all on the terms and conditions set forth therein; and

        WHEREAS, the parties seek an orderly transition of the Business from Tekelec to Catapult following the Closing;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        1.1 For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

                (a) "Acquired Assets" shall have the meaning set forth in
Section 1.1(b) of the Asset Purchase Agreement.

                (b) "Additional Services" shall have the meaning set forth in
Section 3.4.

                (c) "Ancillary Agreements" shall have the meaning set forth in
Section 1.1(g) of the Asset Purchase Agreement.

                (d) "Asset Purchase Agreement" shall mean that certain Asset Purchase Agreement dated July 15, 2002 between Tekelec and Catapult.

                (e) "Business" shall have the meaning set forth in Section 1.1(n) of the Asset Purchase Agreement.

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY


                (f) "Closing" shall have the meaning set forth in Section 1.1(cc) of the Asset Purchase Agreement.

                (g) "Closing Date" shall have the meaning set forth in Section 1.1(ee) of the Asset Purchase Agreement.

                (h) "Force Majeure" shall have the meaning set forth in ARTICLE 11 hereof.

                (i) "Impracticable" or "Impracticability" shall have the meaning set forth in ARTICLE 11.

                (j) "NDD" shall mean Tekelec's Network Diagnostics Division.

                (k) "NSD" shall mean Tekelec's Network Systems Division.

                (l) "Prime Rate" shall mean highest "Prime Rate" as published daily in The Wall Street Journal under the heading "Money Rates."

                (m) "Service(s)" shall have the meaning set forth in Section 3.1 hereof.

                (n) "Subcontractor" shall have the meaning set forth in ARTICLE 9 hereof.

                (o) "Transition Service Schedule" shall have the meaning set forth in Section 2.1 hereof.

                                    ARTICLE 2
                          TRANSITION SERVICE SCHEDULES

        2.1 Definition. This Agreement will govern individual transitional services agreed to be provided by Tekelec to Catapult hereunder, and the details of which are set forth in the Transition Service Schedules (each transition service schedule, a "Transition Service Schedule") attached to this Agreement. Each Service shall be covered by this Agreement upon execution of a Transition Service Schedule with respect thereto in substantially the form attached hereto.

        2.2 Content. Each Transition Service Schedule shall be signed by a duly authorized representative of each party and shall set forth, among other things,
(i) the time period during which the Services set forth therein will be provided if different from the term of this Agreement (determined pursuant to ARTICLE 4 hereof); (ii) a reasonably detailed description of the Services to be provided;
(iii) the fees and charges or methodology for determining the fees and charges to be paid by Catapult to Tekelec for the performance of the Services covered thereby; and (iv) any other terms applicable thereto. Obligations regarding each Transition Service Schedule attached hereto upon signing of this Agreement or at or prior to the Closing shall be effective upon the Closing, or, if

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

a particular Transition Service Schedule is amended or a new Transition Service
Schedule is executed after the Closing, the obligations created by such amendment or new Transition Service Schedule shall be effective upon execution of such amendment or such new Transition Service Schedule or as of such other effective date as is set forth therein. The Transition Service Schedules shall be deemed included within the definition of this "Agreement" and incorporated herein wherever reference to this Agreement is made. In the event of any inconsistency between the terms of this Agreement and the terms of any Transition Service Schedule, the terms of the Transition Service Schedule shall prevail.

                                    ARTICLE 3
                                    SERVICES

        3.1 Services Generally. For purposes of assisting in implementing an orderly transition of the Business to Catapult from and after the Closing, and except as otherwise provided herein or in a Transition Service Schedule, for the term determined pursuant to ARTICLE 4 hereof, Tekelec shall provide or cause to be provided to Catapult the services described in the Transition Service Schedules attached hereto. The service(s) described on a single Transition Service Schedule shall be referred to herein as a "Service." Collectively, the services described on all the Transition Service Schedules (including Additional Services) shall be referred to herein as "Services."

        3.2 Service Boundaries. Except as provided in a Transition Service Schedule for a specific Service: (i) Tekelec shall be required to provide the Services only at the locations in the United States of America at which such Services are being provided by Tekelec for or as part of the Business immediately prior to the Closing Date; and (ii) the Services will be available only for purposes of conducting the Business substantially in the manner in which it was conducted during the three months prior to the Closing Date.

        3.3 Additional Resources. Except as provided in a Transition Service Schedule for a specific Service, in providing the Services, Catapult acknowledges and agrees that Tekelec shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee;
(iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of the Business to Catapult. To Tekelec's knowledge, none of actions described in immediately preceding clauses (i), (ii) or (iii) will be required for Tekelec to perform the Services.

        3.4 Additional Services. From time to time after the signing of this Agreement, the parties may identify and reasonably agree upon Services other than those described on the Transition Service Schedules attached hereto at signing that Tekelec will provide to Catapult in accordance with the terms of this Agreement (the "Additional Services"). In the event the parties identify and agree upon any such services, the parties shall execute additional Transition Service Schedules for such Additional Services pursuant to ARTICLE 2 and such Additional Services shall be included within the Services to be rendered hereunder. In the event Catapult or Tekelec requests that the

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

parties enter into or amend a Transition Services Schedule to provide for any such Additional Service which is reasonably deemed by such requesting party to be either incidental to the Services already being performed by Tekelec hereunder or necessary or appropriate to effectuate an orderly transition of the Business to Catapult, Tekelec and Catapult each agree to negotiate in good faith to reach agreement on reasonable charges and other terms and conditions for the performance of any such services by Tekelec hereunder; provided, however, that in the event the performance of such services would significantly disrupt Tekelec's operations or materially increase the scope of its responsibilities or materially increase the cost of its performance under this Agreement, Tekelec shall not be obligated to provide such services if the parties cannot reach agreement on such terms and conditions after such good faith negotiations. In no event will Tekelec be required to perform any Service to the extent such Service does not relate to the continued conduct by Catapult of the Business as it was conducted during the three months prior to the Closing Date.

                                    ARTICLE 4
                                      TERM

        The term of this Agreement shall commence on the Closing Date and shall remain in effect until two years after the Closing Date (the "Expiration Date"), unless earlier terminated under ARTICLE 7. This Agreement may be extended by the parties in writing, either in whole or with respect to one or more of the Services; provided, however, that any such extension shall only apply to the Services for which this Agreement is extended. The parties shall be deemed to have extended this Agreement with respect to a specific Service if the Transition Service Schedule for such Service specifies a completion date beyond the aforementioned Expiration Date. The parties may agree on an earlier expiration date respecting a specific Service by specifying such date in the Transition Service Schedule for that Service.

                                    ARTICLE 5
                                  COMPENSATION

        5.1 Charges for Services. Catapult shall pay Tekelec the charges, if any, set forth on the Transition Service Schedules for each of the Services listed therein. Such fees shall include costs, as set forth in or as determined using the process described in such Transition Service Schedule for the determination of costs. The parties shall use good faith efforts to discuss and adjust pricing in any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any, set forth on a Transition Service Schedule for a particular Service; provided, however, that the incurrence of charges in excess of any such estimate on such Transition Service Schedule shall not justify stopping the provision of, or payment for, Services under this Agreement.

        5.2 Payment Terms. Tekelec shall bill Catapult monthly for all charges pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation or other reasonable

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

explanation supporting such charges. Catapult shall pay Tekelec for all Services provided hereunder within 30 days after receipt of an invoice therefor. Late payments shall bear interest at the lesser of 18% per annum or the maximum rate allowed by law.

        5.3 Performance Under the Asset Purchase Agreement. Notwithstanding anything to the contrary contained herein, Catapult shall not be charged under this Agreement for any commitments that are specifically required to be performed under the Asset Purchase Agreement and any such other commitments shall be honored and any charge therefore levied in accordance with the terms of the Asset Purchase Agreement.

        5.4 Error Correction; True-Ups; Accounting. The parties shall reasonably agree in writing on a process and procedure for conducting internal audits and making adjustments to charges as a result of the movement of employees and functions between parties, the discovery of errors or omissions in charges, as well as a true-up of amounts owed. In no event shall such processes and procedures extend beyond two (2) years after completion of a Service.

                                    ARTICLE 6
                      GENERAL OBLIGATIONS; STANDARD OF CARE

        6.1 Performance Metrics: Tekelec. Subject to Section 3.3 and all other terms and conditions of this Agreement, Tekelec shall maintain sufficient resources to perform its obligations hereunder and under the Transition Service Schedules. Specific performance metrics for Tekelec for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, Tekelec shall use commercially reasonable efforts to provide Services in accordance with Tekelec's applicable policies, procedures and practices in effect immediately before the Closing Date relating to or in connection with the Business and shall exercise not less than the same degree of care and skill as it generally exercises in performing similar services for itself.

        6.2 Performance Metrics: Catapult. Specific performance metrics for Catapult for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, Catapult shall use reasonable efforts, in connection with receiving Services, to follow the policies, procedures and practices in effect before the Closing Date and shall provide information and documentation sufficient for Tekelec to perform the Services as they were performed before the Closing Date and make available, as reasonably requested by Tekelec, adequate personnel and timely decisions, approvals and acceptances in order that Tekelec may accomplish its obligations hereunder in a timely manner.

        6.3 Transitional Nature of Services; Changes. The parties acknowledge the transitional nature of the Services and that Tekelec may make changes from time to time in the manner of performing the Services if Tekelec is making similar changes in performing similar services for itself (which condition shall not apply if Tekelec does not provide similar services for itself) and if

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

Tekelec furnishes to Catapult not less than 45 days prior written notice regarding such changes; provided, however that Catapult may reasonably waive such written notice.

        6.4 Responsibility for Errors; Delays. Tekelec's sole responsibility to
Catapult:

                (a) for errors or omissions in Services, other than errors or omissions attributable to Tekelec's gross negligence or willful misconduct, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to Catapult, provided that Catapult must advise Tekelec in writing of any such error or omission of which it becomes aware within 30 days of becoming so aware and, in any event, within 90 days following the expiration or earlier termination of this Agreement; and

                (b) in the event of Impracticability, shall be to use commercially reasonable efforts to perform any portion of the Services which are not Impracticable and/or to resume performing the Services which are or have become Impracticable as promptly as reasonably practicable in accordance with the terms and conditions hereof, provided that in no event shall Tekelec be required to perform Services after the Expiration Date or the date of any earlier termination of this Agreement unless otherwise agreed to by Tekelec in writing.

                (c) Notwithstanding the foregoing, Tekelec shall have no liability for failure to comply with the standard of care set forth in this Agreement for performance or provision of any of the Services to the extent Tekelec reasonably requests but does not obtain authorization from Catapult to incur any reasonable cost necessary to perform or provide any Services not contemplated at the date of execution of the governing Transition Service Schedule or for any material changes in Services.

                (d) EXCEPT AS EXPRESSLY PROVIDED HEREIN OR ON ANY TRANSITION SERVICE SCHEDULE, TEKELEC MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER MATTER WITH RESPECT TO ANY SERVICE PROVIDED UNDER THIS AGREEMENT.

        6.5 Good Faith Cooperation; Consents. The parties will use good faith efforts to cooperate with each other in all reasonable respects in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and where indicated in a Transition Service Schedule or otherwise reasonably necessary to perform a Service, obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder and under any Transition Service Schedule (including, by way of example, not by way of limitation, rights to use third party software needed for the performance of Services). The reasonable and documented costs of obtaining such third party consents, licenses, sublicenses or approvals shall be shared equally by Catapult and Tekelec unless otherwise indicated in any Transition Service Schedule. The parties will maintain in accordance with their respective standard document retention procedures, documentation supporting the information relevant to fee and cost calculations contained in the Transition Service Schedules and cooperate in all reasonable respects with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

        6.6 Alternatives. If Tekelec reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 6.5, the parties shall negotiate in an effort to agree upon a reasonable alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the parties, Tekelec shall use its best efforts to continue providing the Service. To the extent a mutually agreed upon alternative approach requires payment above and beyond that which is included in Tekelec's charge for the Service in question, the parties shall share equally in making any such payment unless they otherwise agree in writing.

        6.7 Assistance from Catapult. Catapult agrees to provide Tekelec with access to its books and records to the extent necessary for Tekelec to perform the Services, subject to the terms of this Agreement. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. In particular, during the term of this Agreement, Catapult shall furnish Tekelec with information in its possession and control and such other reasonable assistance as is necessary to enable Tekelec to perform the Services. If Catapult's failure to furnish such information and assistance renders Tekelec's performance of any item of Service unreasonably difficult, Tekelec may refuse, or terminate its obligation, to perform that item of Service without liability or penalty to Tekelec.

                                    ARTICLE 7
                                   TERMINATION

        7.1 Termination.

                (a) Catapult may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided to Catapult hereunder, for any reason or for no reason, at any time upon 30 days prior written notice to Tekelec. In addition, either party may terminate this Agreement with respect to a specific Service if the other party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach) within 30 days after being given written notice of the breach, provided that the terminating party has complied with the provisions of ARTICLE 12 and provided that Tekelec shall have no right to terminate the Agreement as a result of Catapult's failure to make payment if Catapult is disputing in good faith its obligation to pay with respect to a default in payment.

                (b) In the event any proceeding is commenced by or against either party for the purpose of subjecting its assets to any law relating to bankruptcy or insolvency or for the appointment of a receiver for the business, property, affairs or revenues of such party, or if such party makes a general assignment of its assets for the benefit of creditors, then and in any such event,

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

the other party hereto may, at its option without further notice to or demand of, in addition to all other rights and remedies provided at law or in equity, terminate this Agreement, effective immediately upon written notice to the other party hereto, and all rights, privileges and licenses granted or created hereunder.

                (c) In the event of any termination or expiration of this Agreement, Catapult shall pay Tekelec for fees and charges payable hereunder for Services rendered and expenses incurred by Tekelec through the date of such termination or expiration, unless Catapult is disputing the payment of such fee and charges in good faith subject to ARTICLE 12, in which case such fees and charges, if owed, shall be paid promptly upon resolution of such dispute.

        7.2 Survival. In the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not subject to such termination in accordance with the terms of this Agreement.

        7.3 User IDs, Passwords. Each of the parties shall use good faith efforts at the termination or expiration of this Agreement, any specific Service hereunder or any Transition Service Schedule attached hereto to ensure that all applicable user IDs and passwords issued to such party by the other party are canceled or returned, as applicable.

                                    ARTICLE 8
                        RELATIONSHIP BETWEEN THE PARTIES

        It is expressly acknowledged that the parties are "independent contractors," and nothing in this Agreement is intended and nothing shall be construed to allow either party to exercise control or direction over the manner or method by which the other party performs its obligations under this Agreement; provided, that the Services to be provided hereunder shall be furnished in a manner consistent with the standards governing such Services and pursuant to the provisions of this Agreement. Each party understands and agrees that (i) neither party will withhold on behalf of the other party any sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to its employees, (ii) all of such payments, withholdings and benefits, if any, are the sole responsibility of the party incurring the liability, and (iii) each party will indemnify and hold the other harmless from any and all loss or liability arising with respect to such payments, withholdings and benefits, if any.

                                    ARTICLE 9
                                 SUBCONTRACTORS

        Tekelec may engage a "Subcontractor" reasonably acceptable to Catapult to perform all or any portion of Tekelec's duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective of Catapult as the terms of

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

ARTICLE 10 regarding confidentiality below, and provided further that Tekelec remains responsible for the performance of such Subcontractor. As used in this Agreement, "Subcontractor" will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged by Tekelec to perform Services hereunder.


                                   ARTICLE 10
                                 CONFIDENTIALITY

        The terms of Section 6.6 of the Asset Purchase Agreement shall apply to any Confidential Information (as defined therein) which is the subject matter of or is disclosed pursuant to this Agreement.

                                   ARTICLE 11
                                  FORCE MAJEURE

        Each party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Catapult to make payments to Tekelec hereunder for services rendered, if such failure or delay is caused by Force Majeure, provided that Tekelec shall use the same level of effort it uses to provide similar services internally, and no less than reasonable efforts, to continue to provide a Service (such an excused failure or delay in performance is referred to herein as an "Impracticability" or "Impracticable"). "Force Majeure" means any act of God or the public enemy, any strike or labor disturbance, accident, explosion, fire, storm, earthquake, flood, epidemic or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

                                   ARTICLE 12
                               DISPUTE RESOLUTION

        Resolution of any and all disputes arising from or in connection with this Agreement shall be exclusively governed by and settled in accordance with the provisions of this ARTICLE 12.

        12.1 Negotiation. The parties shall make a good faith attempt to resolve any dispute arising out of or relating to this Agreement through negotiation between appropriate representatives from each of Tekelec and Catapult. If at any time after 30 days from the commencement of such communications either party feels that such negotiations (or lack thereof if one party refuses to negotiate) are not leading to a reasonably satisfactory resolution of the dispute, such party may send a notice to the other party (in accordance with the notice provisions set forth in Section 13.4 hereof) describing the dispute and requesting a meeting of senior executives from each party. Within ten business days after any such notice of a dispute is given, each party shall select one executive officer

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

of such party who shall have the authority to resolve the matter on behalf of such party. Such designees shall then meet (in person or telephonically) to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. During the course of negotiations under this Section 12.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored to the extent reasonably possible. The specific format for such negotiations will be left to the discretion of the designated negotiating senior executives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. In the event that any dispute arising out of or related to this Agreement is not settled by the parties within 30 days after the first meeting of the senior executives, either party may commence an arbitration proceeding as described in Section 10.10 of the Asset Purchase Agreement with respect to the dispute. Neither party shall invoke such arbitration provisions against the other party to resolve a dispute until such party has tried diligently and in good faith to settle the dispute through communications with the other party during a period of at least 30 days after the first meeting of the senior executives.

        12.2 Proceedings. Notwithstanding Section 12.1, no dispute regarding the following is required to be negotiated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to a party. However, the parties shall make a good faith effort to negotiate such dispute, in accordance with Section 12.1, while such court action is pending.

        12.3 Pay and Dispute. Except as provided herein, in the event of any dispute regarding which party is responsible for payment of a third-party invoice (subject to standard verification of receipt of products or services) relating to Services provided hereunder or under any Transition Service Schedule, the party named in such invoice must make timely payment to such third party, even if the party named in the invoice desires to pursue the dispute resolution procedures outlined in this ARTICLE 12. If the party that paid the invoice is found pursuant to this ARTICLE 12 to not be responsible for such payment, such paying party shall be entitled to reimbursement, with interest accrued at a compounded annual rate of the Prime Rate plus 2%, from the party found responsible for such payment. Such reimbursement shall be paid within 15 days after the parties agree or it is otherwise determined under this ARTICLE 12 that reimbursement is appropriate.

        12.4 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other obligations under this Agreement during the course of dispute resolution pursuant to the provisions of this ARTICLE 12 with respect to all matters not subject to such dispute, controversy or claim.

                                   ARTICLE 13
                                  MISCELLANEOUS

        13.1 Limitation of Liability.

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

                (a) SUBJECT TO SECTION 13.1(b) BELOW, IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES OR OTHER AFFILIATES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES OR OTHER AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (COLLECTIVELY, "CONSEQUENTIAL DAMAGES").

                (b) IN THE EVENT THAT DURING THE SIX-MONTH PERIOD FOLLOWING THE CLOSING DATE, TEKELEC, INTENDING TO CAUSE SERIOUS AND MATERIAL INJURY TO CATAPULT, BREACHES THIS AGREEMENT IN THE PERFORMANCE OF SERVICES UNDER TRANSITION SERVICE SCHEDULE NO. 1 HERETO, THE LIMITATION ON CONSEQUENTIAL DAMAGES SET FORTH IN SECTION 13.1(a) ABOVE SHALL NOT APPLY TO ANY CONSEQUENTIAL DAMAGES RESULTING FROM SUCH BREACH, PROVIDED CATAPULT ASSERTS ITS CLAIM FOR SUCH CONSEQUENTIAL DAMAGES IN WRITING NO LATER THAN 30 DAYS AFTER THE BREACH OCCURS OR IS FIRST DISCOVERED AND THAT NO CLAIMS MAY BE ASSERTED MORE THAN 30 DAYS AFTER THE END OF SUCH SIX-MONTH PERIOD; PROVIDED, HOWEVER, THAT TEKELEC'S MAXIMUM AGGREGATE LIABILITY FOR ANY SUCH CONSEQUENTIAL DAMAGES RESULTING FROM BREACHES OCCURRING DURING SUCH SIX-MONTH PERIOD SHALL BE $5,000,000.

                (c) ALL LIABILITY OF TEKELEC FOR CONSEQUENTIAL DAMAGES UNDER
SECTION 13.1(b) SHALL BE DEEMED TO BE, AND SHALL BE INCLUDED WITHIN, LOSSES OF TEKELEC FOR PURPOSES OF ARTICLE 8 OF THE PURCHASE AGREEMENT AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SUCH DAMAGES SHALL BE SUBJECT TO THE LIMITATION ON RECOVERY TO AMOUNTS IN EXCESS OF THE BASKET AMOUNT AND SHALL BE INCLUDED WITHIN TEKELEC'S LOSSES FOR PURPOSES OF DETERMINING TEKELEC'S $18,000,000 AND $60,000,000 MAXIMUM AGGREGATE LIABILITY UNDER SECTION 8.6(a) OF THE PURCHASE AGREEMENT.

        13.2 Entire Agreement. This Agreement and the Asset Purchase Agreement and the Exhibits and Schedules referenced or attached hereto or thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

        13.3 Governing Law. This Agreement shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. All claims brought by Catapult are required to be brought and maintained in the Superior Court of Los

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

Angeles County or in the federal court for the Central District of California, and all claims brought by Tekelec are required to be brought and maintained in the Superior Court of Santa Clara County or in the federal court for the Northern District of California, San Jose Division. Any and all counterclaims in any action must be brought in the same court in which the related proceeding was initiated in accordance with the foregoing provisions. The parties agree that such courts shall have exclusive jurisdiction and venue over all disputes between the parties that are permitted to be brought in a court of law pursuant to Section 12.2 above.

        13.4 Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given (i) if delivered personally, on the date of such delivery, (ii) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iii) one Business Day after being deposited with a nationally recognized overnight courier service, charges prepaid, or (iv) four days after being deposited in the U.S. mail, First Class, with postage prepaid, in each case addressed to the attention of the parties as follows:

        If to Tekelec:

                      Tekelec
                      26580 W. Agoura Road
                      Calabasas, CA  91302
                      Attn:  Vice President and General Counsel
                      Fax:  (818) 880-0176

        with a copy to (which shall not constitute notice):

                      Bryan Cave LLP
                      120 Broadway, Suite 300
                      Santa Monica, CA  90401
                      Attn:  Katherine F. Ashton, Esq.
                      Fax:  (310) 576-2200

        If to Catapult:

                      Catapult Communications Corporation
                      160 South Whisman Road
                      Mountain View, CA  94041
                      Attn:  Chief Operating Officer
                      Fax:  (650) 960-1029

        with a copy to (which shall not constitute notice):

                      Wilson Sonsini Goodrich & Rosati, P.C.
                      650 Page Mill Road

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

                      Palo Alto, CA  94304
                      Attn:  Henry P. Massey, Jr., Esq.
                      Fax:  (650) 493-6811

        Tekelec and Catapult may substitute a different address or facsimile number, from time to time, if such substitute is provided to the intended notice recipient in writing by notice given in the manner provided in this Section 13.4.

        13.5 Counterparts. This Agreement, including the Schedules and any Exhibits hereto and the other documents referred to herein, may be executed in counterparts via facsimile or otherwise, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

        13.6 Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as herein specifically provided to the contrary, neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, that either party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such party to which this Agreement relates.

        13.7 Severability. The parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be as narrowly construed as possible or, if necessary, deleted herefrom, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law.

        13.8 Waiver of Breach. The waiver by either party hereto of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

        13.9 Amendment and Execution. This Agreement and amendments hereto shall be in writing and executed in multiple copies via facsimile or otherwise on behalf of Tekelec and Catapult

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

by their respective duly authorized officers and representatives. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

        13.10 Authority. Each of the parties hereto represents to the other that
(a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

        13.11 Descriptive Headings. The headings contained in this Agreement or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

        13.12 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

        13.13 Additional Assurances. Except as may be specifically provided herein to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, that at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonably necessary to effectuate this Agreement; and provided further, that unless otherwise expressly agreed by the parties or expressly provided for above, or in a Transition Service Schedule, the requesting party shall bear all costs and expenses associated with any such additional instruments and acts. The additional acts required to be taken as provided in this Section 13.13 shall not include the performance of any additional services that are not expressly included herein.

        13.14 Non-Occurrence of Closing. In the event that the Closing does not occur on or before October 31, 2002, and unless the parties otherwise specifically agree in writing, or in the event the Asset Purchase Agreement is terminated in accordance with ARTICLE 9 thereof, this Agreement shall automatically terminate as of such date or as of the date of such termination and shall be of no further force and effect. Neither party will thereafter have any liability or obligation to the other party hereunder or as a result of such termination.

        13.15 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to seek an injunction or injunctions or other equitable relief to prevent breaches of this Agreement

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction over the dispute.

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives.

                                            CATAPULT COMMUNICATIONS CORPORATION


                                            By:    /s/ Richard A. Karp
                                                   -----------------------------
                                            Name:  Richard A. Karp

                                            Title: President and Chief Executive
                                                   Officer




                                            TEKELEC


                                            By:    /s/ Frederick M. Lax
                                                   -----------------------------
                                            Name:  Frederick M. Lax

                                            Title: Executive Vice President,
                                                   Chief Operating Officer


                                            By:    /s/ Danny L. Parker
                                                   -----------------------------
                                            Name:  Danny L. Parker

                                            Title: Vice President, Corporate
                                                   Development



               SIGNATURE PAGE TO TRANSITIONAL SERVICES AGREEMENT